As filed with the Securities and Exchange Commission on February 17, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFOSONICS CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	33-0599368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5880 Pacific Center Blvd.

San Diego, California 92121

(858) 373-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Ram, President

5880 Pacific Center Blvd.

San Diego, California 92121

(858) 373-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan L. Talesnick

Jon S. Ploetz

Donna J. Bloomer

Patton Boggs LLP

1660 Lincoln St.

Suite 1900

Denver, CO 80264

(303) 830-1776

Approximate date of commencement of proposed sale to the public:  From time to time after effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.001 – Private Placement Shares	1,100,000		$12.10	(3)	$13,310,000	$1,424

Common Stock underlying Warrants to purchase Common Stock – Private Placement Warrants	330,000	(4)	$18.38		$6,065,400	$649

Common Stock underlying warrants to purchase Common Stock – Placement Agent Warrants	22,000	(4)	$13.76		$302,720	$32

Common Stock underlying warrants to purchase Common Stock – Placement Agent Warrants	6,600	(4)	$19.30		$127,380	$14

TOTAL	1,458,600					$2,119

(1)          Consists of shares and shares underlying warrants held by certain selling stockholders.

(2)          Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends, and combinations.

(3)          The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the American Stock Exchange on February 13, 2006.

(4)          Consists of shares underlying warrants which first become exercisable on August 2, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED FEBRUARY 17, 2006

SUBJECT TO COMPLETION

INFOSONICS CORPORATION

1,458,600 Shares of Common Stock

This prospectus relates to the sale by certain of our stockholders, referred to as the “Selling Stockholders”, of up to 1,458,600 shares of our common stock which they own or which they may acquire pursuant to the exercise of warrants to purchase common stock which they own.  We will not receive any proceeds from the sale of any shares by the Selling Stockholders.

Our common stock is quoted on the American Stock Exchange under the symbol “IFO.”  On February 13, 2006, the closing sale price of our common stock was $12.25 per share.

These securities are speculative and involve a high degree of risk.  You should consider carefully the “Risk Factors” beginning on Page 2 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
DIVIDEND POLICY	9
SELLING STOCKHOLDERS	9
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	17
EXPERTS	17
SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION	17
WHERE YOU CAN FIND MORE INFORMATION	18
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	18

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, references in this prospectus to the “Company”, “we”, “us” or “ours” refer to InfoSonics Corporation, a Maryland corporation.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  You should read the entire prospectus carefully before making an investment decision.

Overview

InfoSonics Corporation (referred to as “InfoSonics” the “Company,” “we,” “us” and “our”) is one of the largest distributors of wireless handsets and accessories in the United States and Latin America.  We distribute products of several key manufacturers, including Kyocera, LG, Motorola, Nokia, Samsung, VK Mobile, and others.  As an integral part of our customers’ supply chain, we perform value added services and customization processes.  Our distribution services include the purchasing, marketing, selling, software customization, warehousing, light assembly, programming, packing, shipping and delivery of handsets for wireless telecommunications from manufacturers to carriers (wireless network operators), agents, resellers, distributors, independent dealers and retailers in the United States and Latin America.

Company Offices

Our offices are located at 5880 Pacific Center Blvd, San Diego, California  92121. The telephone number is (858) 373-1600, the facsimile number is (858) 373-1503 and the Company’s web site is www.infosonics.com. The Company’s periodic and current reports filed with the Securities and Exchange Commission (the “SEC”) can be found on the Company’s website and on the SEC’s website at www.sec.gov.

Key Terms of this Offering

By means of this prospectus, a number of our stockholders are offering to sell up to an aggregate of 1,458,600 shares of common stock that they own, including common stock that they may acquire through the exercise of certain warrants to purchase shares of our common stock that they own.  In this prospectus, we refer to these persons as the “Selling Stockholders”.  We will not receive any of the proceeds from the sales of shares by these Selling Stockholders.  We will pay for the cost of registering the Stockholders’ shares being offered under this prospectus (the “Offering”).

This prospectus covers shares issued in connection with our recent private placement of an aggregate of 1,100,000 shares of the Company’s common stock at a purchase price of $13.10 (the “Private Placement Shares”), for total gross proceeds to the Company of $14,410,000.  The Investors who purchased shares in the private offering (the “Private Placement”) were issued warrants to purchase an aggregate of 330,000 shares of common stock at an exercise price of $18.38 per share during the period beginning August 2, 2006 and ending February 2, 2010 (the “Private Placement Warrants”).  In addition, the Company issued warrants to purchase a total of 28,600 shares to the placement agents (the “Placement Agents”) in the Private Placement (the “Placement Agent Warrants”).  Of the total number of Placement Agent Warrants, warrants to purchase 22,000 shares have an exercise price of $13.76 per share (105% of the $13.10 per share offering price) and 6,600 have an exercise price of $19.30 per share (105% of the $18.38 exercise price of the warrants).  The Placement Agent Warrants first become exercisable on August 2, 2006 and expire on February 2, 2009.  The Placement Agents also received cash compensation equal to 6% of the gross proceeds raised in the Private Placement.

The issuance of the Private Placement Shares, the Private Placement Warrants and the Placement Agent Warrants is exempt pursuant to provisions of the Securities Act of 1933, as amended (the “Act”), provided by Rule 506 of Regulation D of the Act and Sections 4(2) and 4(6) thereunder, and the Private Placement was made only to “accredited investors” as that term is defined under the Act.  Pursuant to the terms of the Private Placement, the Company agreed to file, no later than 30 days after the closing of the Private Placement, a registration statement with the Securities and Exchange Commission to register the resale or other transfer of the Shares (including the shares underlying the Warrants and Placement Agent Warrants) by the purchasers and Placement Agents under the Act. The Registration Statement of which this Prospectus is a part is being filed pursuant to the Company’s obligation to register the resale of the securities sold in the Private Placement.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock.  The risks described below are those we currently believe may materially affect us.  An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.

Risk Related to Our Business

Our operating results may vary significantly, which may cause our stock price to fluctuate.

Our operating results are influenced by a number of factors, which may cause our revenue and operating results to fluctuate. These factors include:

•                                          promotions and subsidy by wireless network operators;

•                                          the timing of introduction of new products by our suppliers and competitors;

•                                          purchasing patterns of customers in different markets;

•                                          general economic conditions; and

•                                          product availability and pricing.

We buy a significant amount of our products from a limited number of suppliers, who may not provide us with competitive products at reasonable prices when we need them in the future.

We purchase wireless handsets and accessories principally from wireless communications equipment manufacturers and distributors. We depend on these suppliers to provide us with adequate inventories of currently popular brand name products on a timely basis and on favorable pricing and other terms. Our agreements with our principal suppliers are non-exclusive, can be terminated on short notice and provide for certain territorial restrictions, as is common in our industry. For the three months ended September 30, 2005 our top three suppliers accounted for 62%, 15% and 11% respectively of our purchases, compared to the three months ended September 30, 2004 during which our top two suppliers accounted for 42%, and 16% respectively of our purchases. Our suppliers may not offer us competitive products on favorable terms or with timely delivery. From time to time, we have been unable to obtain sufficient product supplies. Any failure or delay by our suppliers in supplying us with products on favorable terms may severely diminish our ability to obtain and deliver products to our customers on a timely and competitive basis. If we lose any of our principal suppliers, or if these suppliers are unable to fulfill our product needs, or if any principal supplier imposes substantial price increases and alternative sources of supply are not readily available, it would have a material adverse effect on our results of operations.

Our continuing liabilities on leases from our former mall-based retail kiosk locations could have a negative impact on earnings and cash flow.

Although we have assigned our six remaining retail leases to a third party and we have received indemnification from the third party, we also remain liable to the lessor, for the respective remaining lease terms of one to three years, if the third party does not fulfill its obligations under the leases. As of December 31, 2004 the total potential liability under these leases was $1,629,520 which is partially offset by a $95,044 escrow deposit held for the benefit of InfoSonics to the extent that the third party should default on any of the assigned leases.

The loss or reduction in orders from principal customers or a reduction in prices we are able to charge these customers will have a negative impact upon our revenues and could cause our stock price to decline.

Our three largest customers during the three months ended September 30, 2005 accounted for approximately 16%, 14% and 12% respectively, of our product sales. The markets we serve are subject to severe price competition. Additionally, our customers are not contractually obligated to purchase product from us. For these and other reasons such as competitive pricing and competitive pressures, customers may seek to obtain products or services from us at lower prices than we have been able to obtain from these customers in the past. This could occur, for example, in the case of a customer purchasing large quantities of a product from us, who then terminates this relationship because the customer can obtain a lower price by buying directly from the manufacturer. The loss of any of our principal customers, a reduction in the amount of product or services our principal customers order from us or the inability to maintain current terms, including price, with these or other customers could have an adverse effect on our financial condition, results of operations and liquidity. We have experienced losses of certain customers through industry consolidation and ordinary course of business and there can be no assurance that any of our customers will continue to purchase products or services from us or that their purchases will be at the same or greater levels than in prior periods.

Our future profitability depends on our ability to maintain existing margins and our ability to increase our sales, which we may not be able to do.

The gross margins that we realize on sales of wireless handsets could be reduced due to increased competition or a growing industry emphasis on cost containment. Therefore, our future profitability will depend on our ability to maintain our margins or to increase our sales to help offset potential future declines in margins. We may not be able to maintain existing margins for products or services offered by us or increase our sales. Our ability to generate sales is based upon demand for wireless telecommunications products and our having an adequate supply of these products. Even if our sales rates do increase, the gross margins that we receive from our sales may not be sufficient to make our future operations profitable or as profitable.

Our business depends on the continued tendency of wireless equipment manufacturers and network operators to outsource aspects of their business to us.

Our business depends in large part on wireless equipment manufacturers and network operators outsourcing some of their business functions to us. We provide functions such as distribution, inventory management, customized packaging, activation management and other services. Certain wireless equipment manufacturers and network operators have elected, and others may elect, to undertake these services internally. Additionally, our customer service levels, industry consolidation, competition, deregulation, technological changes or other factors could reduce the degree to which members of the wireless telecommunications industry rely on outsourced services such as the services we provide. Any significant change in the market for these services could have a material adverse effect on our current and planned business.

We may not be able to effectively compete in our industry if consolidation of wireless network operators continues.

The past several years have witnessed a consolidation within the wireless network operator community. If this trend continues, it could result in a reduction or elimination of promotional activities by the remaining wireless network operators as they seek to reduce their expenditures, which could, in turn, result in decreased demand for our products or services. Moreover, consolidation of wireless network operators reduces the number of potential contracts available to us. We could also lose business if wireless network operators, which currently are our customers, are acquired by other wireless network operators which are not our customers. Wireless operators may also change their policy regarding sales to their agents by independent distributors, such as requiring those agents to purchase products from the wireless operator or manufacturer, rather than from distributors such as InfoSonics. This type of requirement could have a material adverse effect on our business and results of operations.

Our sales and inventory risk may be materially affected by fluctuations in regional demand patterns and economic factors for which we cannot plan.

The demand for our products and services has fluctuated and may continue to vary substantially within the regions served by us. We believe the roll-out of third generation, or 3G, cellular telephone systems and other new technologies, which has been delayed and could further be delayed, has had and will continue to have an effect on overall subscriber growth and handset replacement demand. Economic slow-downs in regions served by us or changes in promotional programs offered by wireless network operators may lower consumer demand for our products and create higher levels of inventories which could decrease our gross and operating margins. We could face a substantial inventory risk due to depreciation and equipment price erosion if our products are not sold in a timely manner. We believe our operations were adversely affected by an economic slow-down in the United States starting in the fourth quarter of 2000. A prolonged economic slow-down in the United States or any other regions in which we have significant operations could negatively impact our results of operations and financial position.

We may not be able to adequately respond to rapid technological changes in the wireless telecommunications industry, which could cause us to lose customers.

The technology relating to wireless telecommunications equipment changes rapidly resulting in product obsolescence or short product life cycles. We are required to anticipate future technological changes in our industry and to continually identify, obtain and market new products in order to satisfy evolving industry and customer requirements. Competitors or manufacturers of wireless equipment may market products which have perceived or actual advantages over products that we handle or which otherwise render those products obsolete or less marketable. We have made and continue to make significant capital investments in accordance with evolving industry and customer requirements including maintaining levels of inventories of currently popular products that we believe are necessary based on current market conditions. This utilization of capital for inventory buildup of this nature increases our risk of loss due to product obsolescence.

Substantial defaults by our customers on accounts receivables could have a significant negative impact on our cash flow and financial condition.

We currently offer and intend to offer open account terms to certain of our customers, which may subject us to credit risks, particularly to the extent that our receivables represent sales to a limited number of customers or are concentrated in particular geographic markets. Although we have an accounts receivable insurance policy, this policy carries a substantial deductible and may not cover us in all instances. We also have an accounts receivable credit facility in order to reduce our working capital requirements. The extent of our ability to use our accounts receivable credit facility is dependent on the amount of and collection cycle of our accounts receivable. Adverse changes in our ability to use accounts receivable financing could have a material adverse effect on our financial position, cash flows and results of operations.

We rely on our suppliers to provide trade credit facilities to adequately fund our on-going operations and product purchases, and without those facilities, our ability to procure products could be reduced.

Our business is dependent on our ability to obtain adequate supplies of currently popular products on favorable pricing and other terms. Our ability to fund our product purchases is dependent on our principal suppliers providing favorable payment terms that allow us to maximize the efficiency of our capital usage. The payment terms we receive from our suppliers are dependent on several factors, including, but not limited to, our payment history with the supplier, the suppliers’ credit granting policies, contractual provisions, our overall credit rating as determined by various credit rating agencies, industry conditions, our recent operating results, financial position and cash flows and the supplier’s ability to obtain credit insurance on amounts that we owe them. Adverse changes in any of these factors, certain of which may not be wholly in our control, could have a material adverse effect on our operations.

Approximately 84% and 68% of our revenues during the three and nine months ended September 30, 2005, respectively, were generated outside of the United States in countries that may have political or other risks.

We engage in sales activities in territories and countries outside of the United States. The fact that we distribute products into a number of countries exposes us to increased credit risks, customs duties, import quotas and other trade restrictions, potentially greater inflationary pressures, and shipping delays. Changes may occur in social, political, regulatory and economic conditions or in laws and policies governing foreign trade and investment in the territories and countries where we currently distribute products. United States laws and regulations relating to investment and trade in foreign countries could also change to our detriment. Any of these factors could have a material adverse effect on our business and operations. Although we purchase and sell products and services in United States dollars and do not engage in exchange swaps, futures or options contracts or other hedging techniques, fluctuations in currency exchange rates could reduce demand for products sold in United States dollars. We cannot predict the effect that future exchange rate fluctuations will have on our operating results. We may in the future engage in currency hedging transactions, which could result in our incurring significant additional losses.

We rely on our information system technology to function efficiently, without interruptions, and if it does not, customer relationships could be harmed.

We have focused on the application of our information system technology to provide customized services to wireless communications equipment manufacturers and network operators. Our ability to meet our customers’ technical and performance requirements is highly dependent on the effective functioning of our information technology systems, which may experience interruptions. These business interruptions could cause us to fall below acceptable performance levels pursuant to our customers’ requirements and could result in the loss of the related business relationship.

We have outstanding indebtedness, which is secured by substantially all our assets and which could prevent us from borrowing additional funds, if needed.

We have a bank line of credit which is based on accounts receivable. If we violate our loan covenants, default on our obligations or become subject to a change of control, our indebtedness would become immediately due and payable. Our credit facility is secured by substantially all of our assets and borrowing availability is based primarily on a percentage of eligible accounts receivable. Consequently, any significant decrease in eligible accounts receivable will limit our ability to borrow additional funds to adequately finance our operations and expansion strategies. The terms of our credit facility could substantially prohibit us from incurring additional indebtedness, which could limit our ability to expand our operations. The terms of our credit facility also include negative covenants that, among other things, limit our ability to sell certain assets and make certain payments, including but not limited to, dividends, repurchases of common stock and other payments outside the normal course of business as well as prohibiting us from merging or consolidating with another corporation or selling all or substantially all of our assets. The facility expires October 2006.

The wireless telecommunications industry is intensely competitive and we may not be able to continue to compete against well-established competitors with greater financial and other resources.

We compete for sales of wireless telecommunications equipment and accessories, and expect that we will continue to compete, with numerous well-established wireless network operators, distributors and manufacturers, including our own suppliers. Many of our competitors possess greater financial and other resources than we do and may market similar products or services directly to our customers. Distribution of wireless telecommunications equipment and accessories has generally had low barriers to entry. As a result, additional competitors may choose to enter our industry in the future. The markets for wireless handsets and accessories are characterized by intense price competition and significant price erosion over the life of a product. Many of our competitors have the financial resources to withstand substantial price competition and to implement extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter into new markets or introduce new products. Our ability to continue to compete successfully will depend largely on our ability to maintain our current industry relationships. We may not be successful in anticipating and responding to competitive factors affecting our industry, including new or changing outsourcing requirements, the entry of additional well-capitalized competitors, new products which may be introduced, changes in consumer preferences, demographic trends, international, national, regional and local economic conditions and competitors’ discount pricing and promotion strategies. As wireless telecommunications markets mature and as we seek to enter into new markets and offer new products in the future, the competition that we face may change and grow more intense.

Our continued growth depends on retaining our current key employees and attracting additional qualified personnel, and we may not be able to continue to do so.

Our success depends in large part on the abilities and continued service of our executive officers and other key employees, particularly Joseph Ram, our Chief Executive Officer. Although we have entered into employment agreements with several of our officers and employees, including Mr. Ram, we may not be able to retain their services under applicable law. The loss of executive officers or other key personnel could have a material adverse effect on us. In addition, in order to support our continued growth, we will be required to effectively recruit, develop and retain additional qualified management. If we are unable to attract and retain additional necessary personnel, it could delay or hinder our plans for growth.

We rely on trade secret laws and agreements with our key employees and other third parties to protect our proprietary rights, and there is no assurance that these laws or agreements adequately protect our rights.

We rely on trade secret laws to protect our proprietary knowledge, particularly our database of customers and suppliers and business terms such as pricing. In general, we also have non-disclosure agreements with our key employees and limit access to and distribution of our trade secrets and other proprietary information. These measures may prove difficult to enforce and may not prove adequate to prevent misappropriation of our proprietary information.

We may become subject to suits alleging medical risks associated with our wireless handsets, and the cost of these suits could be substantial, and divert funds from our business.

Lawsuits or claims have been filed or made against manufacturers of wireless handsets over the past years alleging possible medical risks, including brain cancer, associated with the electromagnetic fields emitted by wireless communications handsets. There has been only limited relevant research in this area, and this research has not been conclusive as to what effects, if any, exposure to electromagnetic fields emitted by wireless handsets has on human cells. Substantially all of our revenues are derived, either directly or indirectly, from sales of wireless handsets. We may become subject to lawsuits filed by plaintiffs alleging various health risks from our products. If any future studies find possible health risks associated with the use of wireless handsets or if any damages claim against us is successful, it could have a material adverse effect on our business. Even an unsubstantiated perception that health risks exist could adversely affect our ability or the ability of our customers to market wireless handsets.

Risks Related To This Prospectus and Our Common Stock

Stockholders may be diluted as a result of future offerings or other financings.

We may need to raise additional capital through one or more future public offerings, private placements or other financings involving our securities. We recently raised approximately $14,400,000 of gross proceeds through the sale of 1,100,000 shares of our common stock and warrants to purchase 330,000 shares of common stock pursuant to a private offering which was made to accredited and institutional investors. As a result of this financing and any future financings, none of which is currently planned, ownership interests in our company may be greatly diluted.

Our common stock, and our stock price could be volatile and could decline, resulting in a substantial loss on your investment.

Prior to our initial public offering in June 2004, there was not a public market for our common stock. An active trading market for our common stock may never develop or be sustained, which could affect the ability of our stockholders to sell their shares and could depress the market price of their shares. The stock market in general and the market for telecommunications-related stocks in particular, has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and in fact has been unusually volatile during the ninety days preceeding the date of this prospectus, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this ‘‘Risk Factors’’ section.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation against us could result in substantial costs and divert our management’s attention and resources.

Shares of common stock that are issuable pursuant to our stock option plans and our outstanding warrants, when issued, could result in dilution to existing stockholders and could cause the market price of our common stock to fall.

We have reserved shares of common stock that may be issuable pursuant to our stock option plans and our outstanding options outside those plans. These securities, when issued and outstanding, may reduce earnings per share under accounting principles generally accepted in the United States of America and, to the extent that they are exercised and shares of common stock are issued, dilute percentage ownership to existing stockholders which could have an adverse effect on the market price of our common stock.

The ability of our stockholders to control our policies or effect a change in control of our company is limited, which may not be in our stockholders’ best interests.

Some provisions of our charter and bylaws and the General Corporation Law of Maryland, where we are incorporated, may delay or prevent a change in control of our company or other transactions that could provide our common stockholders with a premium over the then-prevailing market price of our common stock or that might otherwise be in the best interests of our stockholders. These include the ability of our Board of Directors to authorize the issuance of preferred stock without stockholder approval, which preferred stock may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders.

Our chief executive officer beneficially owns approximately 37.55% of our outstanding common stock and might be able to influence the Company to pursue strategic interests which are not consistent with the interests of other stockholders.

Our Chief Executive Officer, who is also our largest stockholder, beneficially owns approximately 37.55% of our outstanding common stock.  It is possible that he may be able to exercise control over many matters requiring approval by the board of directors or our stockholders by virtue of his holdings.  As a result, he may be able to:

•                  Control the composition of our board of directors;

•                  Determine the outcome of significant corporate transactions, including changes in control that may be beneficial to stockholders; and

•                  Act in his own interest, which may conflict with, or be different from, the interests of the other stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the materials incorporated herein by reference contain forward-looking statements, including statements regarding, among other items, known or unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of InfoSonics to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Specifically, 1) the actions of competitors and customers and our ability to execute our business plans; and 2) our ability to increase revenues and operating income is dependent upon our ability to continue to expand our current businesses and to enter new business areas, general economic conditions, and other factors. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The Selling Stockholders will be selling all of the shares under this prospectus in the Offering.  The proceeds from the sale of the shares will be received directly by the Selling Stockholders.  We will receive no proceeds from the sale of the shares offered by Selling Stockholders under this prospectus.

DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future.  Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.

SELLING STOCKHOLDERS

The securities are being offered by the named selling security holders below.  The table below assumes the immediate exercise of all warrants to purchase Common Stock, without regard to other factors that may determine whether such rights of conversion or purchase are exercised.  These factors include but are not limited to the other rights associated with the terms of the warrant agreements, and the specific exercise price of the securities held by each selling security holder and its relation to the market price.

The selling security holders may from time to time offer and sell pursuant to this prospectus up to an aggregate of: (i) 1,100,000 shares of our Common Stock now owned by them; (ii) 330,000 shares of Common Stock issuable to them upon the exercise, at $18.38 per share, of the Private Placement Warrants; (iii) 22,000 shares of Common Stock issuable to the Placement Agents, upon the exercise, at $13.76 per share, of Placement Agent Warrants; and (iv) 6,600 shares of Common Stock issuable to the Placement Agents, upon the exercise, at $19.30 per share, of Placement Agent Warrants.  The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

We have been advised, as noted below in the footnotes to the table, two of the selling stockholders are broker-dealers and four of the selling stockholders are affiliates of broker-dealers.

We do not know when or in what amounts the selling security holders may offer the shares described in this Prospectus for sale.  The selling security holders may decide not to exercise any warrants or sell any of the shares that this Prospectus covers.  Because the selling security holders may offer all or some of the shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the selling security holders will hold after completion of the Offering, we cannot estimate the number of the shares that the selling security holders will hold after completion of the Offering.  However, for purposes of the following tables, we have assumed that, after completion of the Offering, the selling security holders will hold none of the securities that this Prospectus covers.

The following table sets forth, to the Company’s best knowledge and belief, with respect to the selling security holders:

•                       the number of shares of common stock beneficially owned as of February 8, 2006 and prior to the offering contemplated hereby,

•                       the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this prospectus,

•                       the number of shares owned by each selling security holder after the offering contemplated hereby, assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

•                       the percentage of shares of common stock beneficially owned by each selling security holder after the offering contemplated hereby, and

•                       in notes to the table, additional information concerning the selling security holders, including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Number of Shares To Be Offered (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
Castlerigg Master Investments Ltd. (1)	162,500	162,500	—	0%
Truk International Fund, LP (2)	8,775	8,775	—	0%
Truk Opportunity Fund, LLC (3)	147,225	147,225	—	0%
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio (4)	130,000	130,000	—	0%
UBS O’Connor LLC f/b/o O’Connor PIPES Corporate Strategies Master Limited (5)	130,000	130,000	—	0%
Nite Capital, L.P. (6)	130,000	130,000	—	0%
Capital Ventures International (7)	97,500	97,500	—	0%
Cranshire Capital, L.P.(8)	65,000	65,000	—	0%
Enable Growth Partners LP (9)	66,430	66,430	—	0%
Enable Opportunity Partners LP (10)	10,920	10,920	—	0%
Pierce Diversified Strategy Master Fund (11)	13,650	13,650	—	0%
Telluride Capital Master Fund Ltd. (12)	87,750	87,750	—	0%
DBZ Acquisition Partners II, LLC (13)	78,000	78,000	—	0%
DKR SoundShore Oasis Holding Fund Ltd.(14)	74,750	74,750	—	0%
Colonial Fund, LLC (15)	45,500	45,500	—	0%
Omicron Master Trust (16)	45,500	45,500	—	0%
Basso Fund Ltd. (17)	6,630	6,630	—	0%
Basso Multi-Strategy Holding Fund Ltd. (18)	24,570	24,570	—	0%
Basso Private Opportunities Holding Fund Ltd. (19)	7,800	7,800		0%

Selling Stockholders (A)	Number of Shares of Common Stock Owned Before Offering (B)	Number of Shares To Be Offered (C)	Number of Shares Owned After Offering	Percentage of Outstanding Shares of Common Stock Owned After Offering
CAMOFI Master, LDC (20)	26,000	26,000	—	0%
JGB Capital LP (21)	19,500	19,500	—	0%
Iroquois Master Fund Ltd. (22)	52,000	52,000	—	0%
SG Cowen & Co., LLC (23)	24,310	24,310	—	0%
Montgomery 2006-1 Partnership (24)	4,290	4,290	—	0%

TOTAL	1,458,600	1,458,600

(A) It is our understanding that any selling security holder that is an affiliate of a broker-dealer purchased the securities offered hereunder in the ordinary course of business, and at the time of the purchase, had no agreements or understanding to distribute the securities.

(B) Includes shares underlying warrants held by the selling security holder that are covered by this prospectus.

(C) The number of shares of common stock to be sold assumes that the selling security holder elects to sell all the shares of common stock held by the selling security holder that are covered by this prospectus.

(1)          Sandell Asset Management Corp. (“SAMC”), is the investment manager of Castlerigg Master Investments Ltd. (“Master”).  Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Master.  Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“Holdings”).  Holdings is the controlling shareholder of Master.  Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Master.  SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities owned by Master described above. Includes 125,000 shares of common stock and warrants to acquire 37,500 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(2)          Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP.  Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.  Includes 6,750 shares of common stock and warrants to acquire 2,025 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(3)          Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC.  Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC Includes 113,250 shares of common stock and warrants to acquire 33,975 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(4)          Pursuant to an investment management agreement, RG Capital Management, L.P., (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio.  RGC Management Company, LLC (“Management”) is the general partner of RG Capital.  Steve Katznelson and Gerald Stahlecker serve as the managing members of Management.  Each of RG Capital, Management, and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio. Includes 100,000 shares of common stock and warrants to acquire 30,000 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(5)          Includes 100,000 shares of common stock and warrants to acquire 30,000 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(6)          Keith Goodman, Manager of the General Partner of Nite Capital LP, has voting and investment power over the shares owned by Nite Capital LP.  Mr. Goodman disclaims beneficial ownership in the shares held by Nite Capital LP.  Includes 100,000 shares of common stock and warrants to acquire 30,000 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(7)          Capital Ventures International is affiliated with one or more registered broker-dealers. Capital Ventures International purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. Includes 75,000 shares of common stock and warrants to acquire 22,500 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(8)          Includes 50,000 shares of common stock and warrants to acquire 15,000 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.  Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P. has sole voting and investment power over the shares owned by Chanshire Capital, L.P.  Mitchell P. Kopin and Downsview Capital, Inc. disclaim beneficial ownership of the shares held by Cranshire Capital, L.P.

(9)          Enable Growth Partners LP is affiliated with Enable Capital LLC, a registered broker-dealer.  Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Growth Partners LP’s general partner.  Enable Growth Partners L.P. purchased the securities described above for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the Company’s securities through Enable Capital LLC.  Enable Growth Partners L.P. acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.  Enable Capital LLC maintains no direct or client accounts.  Includes 51,100 shares of common stock and warrants to acquire 15,330 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(10)    Enable Opportunity Partners LP is affiliated with Enable Capital LLC, a registered broker-dealer.  Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Opportunity Partners LP’s general partner.  Enable Opportunities Partners L.P. purchased the securities described above for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the Company’s securities through Enable Capital LLC.  Enable Opportunities Partners L.P. acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.  Enable Capital LLC maintains no direct or client accounts. Includes 8,400 shares of common stock and warrants to acquire 2,520 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(11)    Pierce Diversified Strategy Master Fund LLC is affiliated with Enable Capital LLC, a registered broker-dealer.  Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Pierce Diversified Strategy Master Fund LLC’s general partner.  Pierce Diversified Strategy Master Fund LLC purchased the securities described above for the sole benefit of the fund’s limited partners, and with no pre-existing, current or future intent to distribute the Company’s securities through Enable Capital LLC.   Pierce Diversified Strategy Master Fund LLC acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.  Enable Capital LLC maintains no direct or client accounts. Includes 10,500 shares of common stock and warrants to acquire 3,150 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(12)    Includes 67,500 shares of our common stock held by Telluride Capital Master Fund Ltd., and 20,250 shares of our common stock issuable upon the exercise of warrants held by Telluride Capital Master Fund Ltd.  The warrants, which have an exercise price of $18.38 per share, become exercisable on August 2, 2006 and terminate on February 2, 2010.  Telluride Capital Master Fund Ltd, a Cayman Islands company, is a private investment fund that is owned by all of its investors and is managed by Telluride Asset Management LLC.  Telluride Asset Management LLC, whose sole member is Peter Hajas, has voting and investment control over the shares that are owned by Telluride Capital Master Fund Ltd.  Peter Hajas and Telluride Asset Management LLC disclaim beneficial ownership of the shares held by Telluride Capital Master Fund Ltd. The address for Telluride Asset Management LLC is 1000 Parkers Lake Road, Wayzata, Minnesota 55391.

(13)    Includes 60,000 shares of common stock and warrants to acquire 18,000 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(14)    The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”).  The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund.  Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager.  Mr. Fischer has ultimate responsibility for trading with respect to the Fund.  Mr. Fischer disclaims beneficial ownership of the shares.  Includes 57,500 shares of common stock and warrants to acquire 17,250 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(15)    Includes 35,000 shares of common stock and warrants to acquire 10,500 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(16)    Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron.  By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron.  Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock.  Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of February 8, 2006, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron.  By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron.  Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority.  No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and

Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder.  No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.  Includes 35,000 shares of common stock and warrants to acquire 10,500 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(17)    Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Fund Ltd.  Howard I.  Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities.  Mr. Fischer disclaims beneficial ownership of these securities. Includes 5,100 shares of common stock and warrants to acquire 1,530 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(18)    Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund, Ltd.  Howard I.  Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities.  Mr. Fischer disclaims beneficial ownership of these securities. Includes 18,900 shares of common stock and warrants to acquire 5,670 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(19)    Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Private Opportunities Holding Fund, Ltd.  Howard I.  Fischer is a managing member of Basso GP, LLC, the General Partner of Basso, and as such has investment power and voting control over these securities.  Mr. Fischer disclaims beneficial ownership of these securities. Includes 6,000 shares of common stock and warrants to acquire 1,800 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(20)    Includes 20,000 shares of common stock and warrants to acquire 6,000 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(21)    Includes 15,000 shares of common stock and warrants to acquire 4,500 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(22)    Includes 40,000 shares of common stock and warrants to acquire 12,000 shares of our common stock at an exercise price of $18.38 per share, which become exercisable on August 2, 2006 and which terminate on February 2, 2010.

(23)    Includes shares underlying warrants to purchase 18,700 shares at an exercise price of  $13.76 per share until February 2, 2009 and shares underlying warrants to purchase 5,610 shares at an exercise price of  $19.30 per share until February 2, 2009.   SG Cowen & Co., LLC (“SG Cowen”) acted as the lead placement agent in the Offering and received these warrants as compensation for services rendered.

(24)    Includes shares underlying warrants to purchase 3,300 shares at an exercise price of $13.76 per shares until February 2, 2009 and includes shares underlying warrants to purchase 990 shares at an exercise price of $19.30 per share until February 2, 2009.  Montgomery 2006-1 Partnership is an affiliate of Montgomery & Co., LLC, who acted as a placement agent in the Offering and received these warrants as compensation for services rendered.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any SECs received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting SECs or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder.  If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP.  Partners of Patton Boggs LLP own an aggregate of 22,000 shares of the Company’s common stock.

EXPERTS

The financial statements of InfoSonics Corporation appearing in our Annual Report on Form 10-K for the fiscal years ended December 31, 2004 and 2003 have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference.  The foregoing financial statements are incorporated in this prospectus by reference in reliance upon the report of the independent auditors and upon the authority of that firm as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

The General Corporation Law of the State of Maryland (the “Maryland Code”) provides for mandatory indemnification against reasonable expenses incurred by directors and officers of a corporation in connection with an action, suit or proceeding brought by reason of their position as a director or officer if they are successful, on the merits or otherwise, in defense of the proceeding. The Maryland Code also allows a corporation to indemnify directors or officers in such proceedings if the director or officer acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

The Maryland Code permits a corporation to expand the rights to indemnification by a provision in its bylaws, by an agreement, by resolution of stockholders or directors not involved in the proceeding, or otherwise. However, a corporation may not indemnify a director or officer if the proceeding was one by or on behalf of the corporation and in the proceeding the director or officer is adjudged to be liable to the corporation. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

In addition to the general indemnification described above, we have adopted, in our articles of incorporation, a provision under the Maryland Code that eliminates and limits certain personal liability of directors and officers for monetary damages for breaches of the fiduciary duty of care.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act.  This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete.  For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file quarterly reports, current reports, proxy statements and other information with the SEC in accordance with the Exchange Act.  These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov.  The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means:  incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below, which we filed with the SEC under the Exchange Act:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, respectively;

•                  Our Current Reports on Form 8-K filed with the SEC on each of August 11, 2004, September 10, 2004, October 19, 2004, November 3, 2004, November 22, 2004, January 25, 2005, February 1, 2005, April 22, 2005, August 11, 2005, August 19, 2005, August 25, 2005;

October 5, 2005, October 13, 2005, November 29, 2005, December 19, 2005, January 6, 2006, January 30, 2006 and February 2, 2006, respectively.

•                  Our Proxy Statement dated July 11, 2005 concerning our Annual Meeting of Stockholders held on August 5, 2005;

•                  Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus; and

•                  The description of our common stock contained in our Form S-1 (File No. 333-112339) filed with the SEC on January 30, 2004 and as subsequently amended on each of March 26, 2004, April 16, 2004, May 10, 2004, May 13, 2004, May 19, 2004 and May 20, 2004.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been incorporated in this prospectus by reference but not delivered with this prospectus.  Requests for copies should be directed to Jeffrey Klausner, InfoSonics Corporation,  5880 Pacific Center Blvd, San Diego, CA  92121, telephone (858) 373-1600.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the registration of the securities being offered.  The selling stockholders will not pay any of the following expenses.

Type of Expense	Amount
Registration Fees	$2,119
Transfer Agent Fees	$1,000
Costs of Printing and Engraving	$2,500	*
Legal Fees	$10,000	*
Accounting Fees	$5,000	*
Total	$20,619

*estimated

Item 15.  Indemnification of Directors and Officers.

The General Corporation Law of the State of Maryland allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•                  the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the person actually received an improper personal benefit in money, property or services; or

in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•                  by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the matter;

•                  by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or

•                  by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify the reasonable expenses of any director who has been successful, on the merits or otherwise, in defense of a proceeding. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our Articles of Incorporation provide that we shall indemnify each director or officer:

•                  to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan; and

•                  to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Maryland in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

Additionally, our Articles of Incorporation provide that we may indemnify any of our employees or agents to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time our employee or agent, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders for the following:

•                  to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

•                  to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

We also currently have liability insurance for our directors and officers.

Item 16.  Exhibits.

Exhibit No.	Description

5.1*	Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

10.1	Securities Purchase Agreement. Incorporated by reference from Registrant’s Current Report on Form 8-K filed on February 2, 2006.

10.2	Form of Warrant Agreement. Incorporated by reference from Registrant’s Current Report on Form 8-K filed on February 2, 2006.

23.1*	Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1).

23.2*	Consent of Singer Lewak Greenbaum & Goldstein LLP

24.1	Power of Attorney (included in the signature page to the Registration Statement)

*Filed herewith

Item 17.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and are incorporated by reference to the registration statement.

2.                                       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 17th day of February, 2006.

INFOSONICS CORPORATION

By:	/s/ Joseph Ram
Joseph Ram, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Joseph Ram, with full power of substitution, as attorney-in-fact in their names, place and stead to execute any and all amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorney-in-fact or his substitutes may do by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph Ram	Chief Executive Officer (Principal	February 17, 2006
Joseph Ram	Executive Officer) and Director

/s/ Randall P. Marx	Director	February 17, 2006
Randall P. Marx

Director
Robert S. Picow

/s/ Kirk A. Waldron	Director	February 17, 2006
Kirk A. Waldron

/s/ Abraham Rosler	Director	February 17, 2006
Abraham Rosler

/s/ Jeffrey Klausner	Chief Financial Officer (Principal	February 17, 2006
Jeffrey Klausner	Financial and Accounting Officer)

EXHIBIT INDEX

(Attached To And Made A Part Of This Registration Statement On Form S-3

For InfoSonics Corporation. Dated February 17, 2006)

The following is a complete list of Exhibits filed as part of this Registration Statement, which exhibits are incorporated by reference herein:

Exhibit No.	Description

5.1*	Opinion of Patton Boggs LLP concerning the legality of the securities being registered.

10.1	Securities Purchase Agreement. Incorporated by reference from Registrant’s Current Report on Form 8-K filed on February 2, 2006.

10.2	Form of Warrant Agreement. Incorporated by reference from Registrant’s Current Report on Form 8-K filed on February 2, 2006.

23.1*	Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1)

23.2*	Consent of Singer Lewak Greenbaum & Goldstein LLP.

24.1	Power of Attorney (included in the signature page to the Registration Statement).

*Filed herewith